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                                                                  EXHIBIT 5.1

                      [Dorsey & Whitney LLP Letterhead]


                                      June 17, 1999


ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 6,600,000 shares (the "Shares") of Common Stock, par value $.20 per share, of ADC Telecommunications, Inc. (the "Company"), which may be issued pursuant to the Company's 1991 Stock Incentive Plan (the "Plan").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that, assuming that the purchase price for the Shares is at least equal to the par value of the Shares, the Shares that will be originally issued to the Plan participants pursuant to the terms of the Plan, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

RAR